Exhibit 10.1

TAX MATTERS AGREEMENT

DATED AS OF [    ], 2014

BY AND AMONG

ONEOK, INC.

AND

ONE GAS, INC.

Section 16.18	Subsidiaries	29
Section 16.19	Assignment	29
Section 16.20	Successors and Assigns	29
Section 16.21	Interpretation	29

TAX MATTERS AGREEMENT

This Tax Matters Agreement (this “Agreement”) is entered into as of [    ], 2014 between ONEOK, Inc., an Oklahoma corporation (“Parent”), and ONE Gas, Inc., an Oklahoma corporation (“Spinco” and, together with Parent, the “Parties”). Capitalized terms used in this Agreement and not otherwise defined herein shall have the meanings ascribed to such terms in the Separation and Distribution Agreement, dated as of [    ], 2014, between Parent and Spinco (the “Separation Agreement”).

RECITALS

WHEREAS, the Board of Directors of Parent has determined that it would be appropriate, desirable and in the best interests of Parent and its stockholders to separate completely the LDC Business from Parent;

WHEREAS, as of the date hereof, Parent is the common parent of an affiliated group of corporations, within the meaning of Section 1504(a) of the Code, that has elected to file consolidated Federal income Tax Returns, and Spinco is a member of that group;

WHEREAS, the Board of Directors of Parent has determined that it is in the best interests of Parent and its stockholders to create a new publicly traded company that shall operate the LDC Business;

WHEREAS, Spinco is a newly-formed, direct Subsidiary of Parent incorporated for these purposes that has not engaged in activities except in preparation for its corporate reorganization (including activities with respect to the Spinco Financing Arrangements) and the distribution of its stock;

WHEREAS, the Parties currently intend to effect the Separation and the Distribution;

WHEREAS, the Parties currently intend that the Separation and the Distribution will have Tax-Free Status; and

WHEREAS, the Parties desire to set forth their rights and obligations with respect to Taxes due for periods before and after the Distribution Date and to address certain other Tax matters.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

Section 1. Definition of Terms. For purposes of this Agreement (including the recitals hereof), the following terms have the following meanings:

“Action” has the meaning set forth in the Separation Agreement.

“Active Trade or Business” means, with respect to Spinco, the active conduct (as defined in Section 355(b)(2) of the Code and the Treasury Regulations thereunder) of the LDC Business as conducted immediately prior to the Distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (i) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (ii) any claim for equitable recoupment or other offset, and (iii) any claim for refund or credit of Taxes previously paid.

“Affiliate” has the meaning set forth in the Separation Agreement.

“Ancillary Agreement” has the meaning set forth in the Separation Agreement, except that it shall not include this Agreement.

“Blended Income Tax Rate” has the meaning set forth in Section 3.03(a)(viii) of this Agreement.

“Board Certificate” has the meaning set forth in Section 6.01(d) of this Agreement.

“Business Day” has the meaning set forth in the Separation Agreement.

“Code” means the Internal Revenue Code of 1986, as amended.

“Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Dispute” has the meaning set forth in Section 13.01 of this Agreement.

“Distribution” has the meaning set forth in the Separation Agreement.

“Distribution Date” has the meaning set forth in the Separation Agreement.

“Effective Date” has the meaning set forth in Section 10 of this Agreement.

“Federal Income Tax” means any Tax imposed by Subtitle A of the Code and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (i) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state or local taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (ii) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (iii) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under other applicable Tax Law; (iv) by any allowance of a refund or credit in respect of an overpayment of a Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; or (v) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the Parties.

“Governmental Approval” has the meaning set forth in the Separation Agreement.

“Governmental Entity” has the meaning set forth in the Separation Agreement.

“Group” means the Parent Group or the Spinco Group, or both, as the case may be.

“IRS” means the United States Internal Revenue Service.

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the Parent Group, on the one hand, and one or more members of the Spinco Group or results from operations arising from the LDC Business or LDC Assets, on the other hand.

“Law” has the meaning set forth in the Separation Agreement.

“LDC Assets” has the meaning set forth in the Separation Agreement.

“LDC Business” has the meaning set forth in the Separation Agreement.

“LDC Business Accounting Books” means the accounting records maintained by Parent for the LDC Business and the LDC Assets.

“Non-Controlling Party” has the meaning set forth in Section 9.02(c) of this Agreement.

“Notified Action” has the meaning set forth in Section 6.03(a) of this Agreement.

“Parent Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which Parent is the common parent.

“Parent Federal Consolidated Income Tax Return” means any United States federal income Tax Return for the Parent Affiliated Group.

“Parent Group” means Parent and its Affiliates, excluding any entity that is a member of the Spinco Group, as determined immediately after the Distribution.

“Parent Indemnitees” shall have the meaning set forth in the Separation Agreement.

“Parent Separate Return” means any Tax Return of or including any member of the Parent Group (including any consolidated, combined or unitary Return) that does not include any member of the Spinco Group or any results from operations arising from the LDC Business or LDC Assets.

“Parent State Consolidated Income Tax Return” means any State consolidated, combined or unitary Tax Return for the Parent Affiliated Group (or any analogous group under applicable State Income Tax Law).

“Past Practices” has the meaning set forth in Section 2.03(b) of this Agreement.

“Payment Date” means (i) with respect to any Parent Federal Consolidated Income Tax Return, (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the Return determined under Section 6072 of the Code, or (C) the date the Return is filed, as the case may be, and (ii) with respect to any other Tax Return, the corresponding dates determined under the applicable Tax Law.

“Payor” has the meaning set forth in Section 4.03(a) of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Period” means any Tax Period beginning after the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period beginning on the day after the Distribution Date.

“Pre-Distribution Period” means any Tax Period ending on or before the Distribution Date and, in the case of any Straddle Period, the portion of such Tax Period ending on the Distribution Date.

“Preliminary Tax Advisor” has the meaning set forth in Section 13.01 of this Agreement.

“Prime Rate” has the meaning set forth in the Separation Agreement.

“Privilege” means any privilege that may be asserted under applicable Law, including, any privilege arising under or relating to the attorney-client relationship (including the attorney-client and work product privileges), the accountant-client privilege and any privilege relating to internal evaluation processes.

“Pro Forma Spinco Group Consolidated Return” means a schedule prepared in accordance with the principles of Section 3.03, in a format reasonably determined by Parent, relating to the LDC Business and the LDC Assets, containing information that is reasonably necessary to determine the Parties’ rights and obligations under Section 3, Section 4 or Section 5 of this Agreement.

“Proposed Acquisition Transaction” means a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), whether such transaction is supported by

Spinco management or shareholders, is a hostile acquisition, or otherwise, as a result of which Spinco would merge or consolidate with any other Person or as a result of which any Person or any group of Persons would (directly or indirectly) acquire, or have the right to acquire, from Spinco and/or one or more holders of outstanding shares of Spinco Capital Stock, a number of shares of Spinco Capital Stock that would, when combined with any other changes in ownership of Spinco Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 40% or more of (i) the value of all outstanding shares of Spinco Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (ii) the total combined voting power of all outstanding shares of voting Spinco Capital Stock as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (i) the adoption by Spinco of a shareholder rights plan or (ii) issuances by Spinco that satisfy Safe Harbor VIII (relating to acquisitions in connection with a Person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Representation Letters” means the statements of facts and representations, officer’s certificates, representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS or other Tax Authority) delivered or deliverable by Parent, its Affiliates or representatives thereof in connection with the rendering by Tax Advisors, and/or the issuance by the IRS or other Tax Authority, of the Tax Opinions/Rulings.

“Required Party” has the meaning set forth in Section 4.03(a) of this Agreement.

“Responsible Party” means, with respect to any Tax Return, the Party having responsibility for preparing and filing such Tax Return under this Agreement.

“Retention Date” has the meaning set forth in Section 8.01 of this Agreement.

“Ruling” means a private letter ruling issued by the IRS to Parent in connection with the Separation and the Distribution.

“Ruling Request” means any letter filed by Parent with the IRS or other Tax Authority requesting a ruling regarding certain tax consequences of the Separation and/or the Distribution (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Section 6.01(d) Acquisition Transaction” means any transaction or series of transactions that is not a Proposed Acquisition Transaction but would be a Proposed Acquisition Transaction if the percentage reflected in the definition of Proposed Acquisition Transaction were 25% instead of 40%.

“Separate Return” means a Parent Separate Return or a Spinco Separate Return, as the case may be.

“Separation” has the meaning set forth in the Separation Agreement.

“Separation Tax” means all (A) Taxes arising as a result of the Separation and/or the Distribution from (i) excess loss accounts taken into account under Section 1502 of the Code, (ii) Section 357(c) of the Code or (iii) Section 361(b) of the Code, in each case, including analogous provisions of other applicable Tax Law and (B) all stamp, sales, use, gross receipts, value-added, real estate transfer or other transfer Taxes arising as a result of the Separation and/or the Distribution. Notwithstanding the foregoing, Separation Taxes shall not include any Tax-Related Losses.

“Spinco Capital Stock” means all classes or series of capital stock of Spinco, including (i) the Spinco Common Stock, (ii) all options, warrants and other rights to acquire such capital stock and (iii) all instruments properly treated as stock in Spinco for U.S. federal income tax purposes.

“Spinco Carryback” means any net operating loss, net capital loss, excess tax credit, or other similar Tax Item of any member of the Spinco Group which may or must be carried from one Tax Period to another prior Tax Period under the Code or other applicable Tax Law.

“Spinco Common Stock” has the meaning set forth in the Separation Agreement.

“Spinco Financing Arrangements” has the meaning set forth in the Separation Agreement.

“Spinco Group” means (i) Spinco and its Affiliates, as determined immediately after the Distribution or (ii) any entity which (A) was an Affiliate of Parent or an Affiliate of a member of the Spinco Group prior to the Distribution, (B) conducted solely the LDC Business, and (C) is no longer an Affiliate of Parent immediately prior to the Distribution.

“Spinco Indemnitees” shall have the meaning set forth in the Separation Agreement.

“Spinco Separate Return” means any Tax Return of or including any member of the Spinco Group (including any consolidated, combined or unitary Return) that does not include any member of the Parent Group.

“State Income Taxes” means any Tax imposed by any State of the United States or by any political subdivision of any such State which is imposed on or measured by net income, including state or local franchise or similar Taxes measured by net income, as well as any state or local franchise, capital or similar Taxes imposed in lieu of a tax imposed on or measured by net income, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Straddle Period” means any Tax Period beginning before the Distribution Date and ending after the Distribution Date.

“Subsidiary” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any Governmental Entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means a tax counsel or accountant of recognized national standing.

“Tax Attribute” means a net operating loss, net capital loss, unused investment credit, excess charitable contribution, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax Benefit.

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

“Tax Benefit” means any refund, credit, or other reduction in otherwise required liability for Taxes.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of the Separation and the Distribution, taken together, (i) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code or in any similar provisions of other applicable Tax Laws, (ii) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code or in any similar provisions of other applicable Tax Laws, and (iii) as a transaction in which Parent, Spinco and the shareholders of Parent recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361 and 1032 of the Code, or in any similar provisions of other applicable Tax Laws, other than, in the case of Parent and Spinco, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code or in any similar provisions of other applicable Tax Laws.

“Tax Item” means, with respect to any Tax, any item of income, gain, loss, deduction, or credit.

“Tax Law” means the law of any Governmental Entity or political subdivision thereof relating to any Tax.

“Tax Opinions/Rulings” means the opinions of Tax Advisors and/or the rulings by the IRS or other Tax Authorities received by Parent in connection with the Separation and/or the Distribution.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Records” means any (i) Tax Returns, (ii) Tax Return workpapers, (iii) documentation relating to any Tax Contests, and (iv) any other books of account or records (whether or not in written, electronic or other tangible or intangible forms and whether or not stored on electronic or any other medium) required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement relating to any Tax Authority, in each case filed with respect to or otherwise relating to Taxes.

“Tax-Related Losses” means (i) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (ii) all accounting, legal and other professional fees, and court costs incurred in connection with such Taxes, as well as any other out-of-pocket costs incurred in connection with such Taxes; and (iii) all costs, expenses and damages associated with stockholder litigation or controversies and any amount paid by Parent (or any Parent Affiliate) or Spinco (or any Spinco Affiliate) in respect of the liability of shareholders, whether paid to shareholders or to the IRS or any other Tax Authority, in each case, resulting from the failure of the Separation and the Distribution to have Tax-Free Status.

“Tax Return” or “Return” means any report of Taxes due, any claim for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law with respect to Taxes, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

“Unqualified Tax Opinion” means an unqualified “will” opinion of a Tax Advisor, which Tax Advisor is acceptable to Parent, on which Parent may rely to the effect that a transaction will not affect the Tax-Free Status of the Separation and the Distribution. Any such opinion must assume that the Separation and the Distribution would have qualified for Tax-Free Status if the transaction in question did not occur.

Section 2. Preparation and Filing of Tax Returns.

Section 2.01 Parent’s Responsibility. Parent has the exclusive obligation and right to prepare and file, or to cause to be prepared and filed:

(a) All Joint Returns; and

(b) Parent Separate Returns.

Section 2.02 Spinco’s Responsibility. Spinco shall prepare and file, or shall cause to be prepared and filed, all Tax Returns required to be filed by or with respect to members of the Spinco Group other than those Tax Returns which Parent is required to prepare and file under Section 2.01. For the avoidance of doubt, the Tax Returns required to be prepared and filed by Spinco under this Section 2.02 shall include any Spinco Separate Returns.

Section 2.03 Tax Reporting Practices.

(a) Parent General Rule. Except as provided in Section 2.03(c), Parent shall prepare any Tax Return which it has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 2.01, in the manner determined in its sole and absolute discretion.

(b) Spinco General Rule. Except as provided in Section 2.03(c), with respect to any Tax Return that Spinco has the obligation and right to prepare and file, or cause to be prepared and filed, under Section 2.02 for any Pre-Distribution Period or Straddle Period, such Tax Return shall be prepared in accordance with past practices, accounting methods, elections or conventions (“Past Practices”) used with respect to the Tax Returns in question (unless there is no reasonable basis for the use of such Past Practices), and to the extent any items are not covered by Past Practices (or in the event that there is no reasonable basis for the use of such Past Practices), in accordance with reasonable Tax accounting practices selected by Spinco after consultation with Parent.

(c) Reporting of the Separation and the Distribution. The Tax treatment of the Separation and the Distribution reported on any Tax Return shall be consistent with the treatment thereof in the Ruling Request and the Tax Opinions/Rulings, taking into account the jurisdiction in which such Tax Returns are filed. Such treatment reported on any Tax Return for which Spinco is the Responsible Party shall be consistent with that on any Tax Return filed or to be filed by Parent or any member of the Parent Group or caused or to be caused to be filed by Parent or any member of the Parent Group.

Section 2.04 Consolidated or Combined Tax Returns. Spinco will elect and join, and will cause its respective Affiliates to elect and join, in filing any Joint Returns that Parent determines are required to be filed or that Parent chooses to file pursuant to Section 2.01(a).

Section 2.05 Right to Review Tax Returns.

(a) General. The Responsible Party with respect to any Tax Return shall make the portion of such Tax Return and related workpapers which are relevant to the determination of the other Party’s rights or obligations under this Agreement available for review by the other Party, if requested, to the extent (i) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to be liable, (ii) the requesting Party would reasonably be expected to be liable, in whole or in part, for any additional Taxes owing as a result of adjustments to the amount of such Taxes reported on such Tax Return, (iii) such Tax Return relates to Taxes for which the requesting Party would reasonably be expected to have a claim for Tax Benefits under this Agreement, or (iv) the requesting Party reasonably determines that it must inspect such Tax Return to confirm compliance with the terms of this Agreement.

The Responsible Party shall (i) use its reasonable best efforts to make such portion of such Tax Return available for review as required under this paragraph sufficiently in advance of the due date for filing of such Tax Return to provide the requesting Party with a meaningful opportunity to analyze and comment on such Tax Return and (ii) use reasonable efforts to have such Tax Return modified before filing, taking into account the comments of the Person responsible for payment of the Taxes (if any) reported on such Tax Return and whether the amount of Tax liability allocable to the requesting Party with respect to such Tax Return is material. The Parties shall attempt in good faith to resolve any issues arising out of the review of such Tax Return.

Section 2.06 Spinco Carrybacks and Claims for Refund. Spinco hereby agrees that, unless Parent in its sole and absolute discretion consents in writing, (i) no Adjustment Request with respect to any Joint Return shall be filed, and (ii) any available elections to waive the right to claim in any Pre-Distribution Period with respect to any Joint Return any Spinco Carryback arising in a Post-Distribution Period shall be made, and no affirmative election shall be made to claim any such Spinco Carryback.

Section 2.07 Apportionment of Tax Attributes. Parent shall in good faith advise Spinco of the amount, if any, of any Tax Attributes, which Parent determines, in its sole and absolute discretion, shall be allocated or apportioned to the Spinco Group under applicable Law, provided that this Section 2.07 shall not be construed as obligating Parent to undertake any such determination. Spinco and all members of the Spinco Group shall prepare all Tax Returns in accordance with such determination. Spinco agrees that it shall not dispute Parent’s allocation or apportionment of Tax Attributes. Spinco may request that Parent undertake a determination of the portion, if any, of any particular Tax Attribute to be allocated or apportioned to the Spinco Group under applicable Law; to the extent that Parent determines, in its sole and absolute discretion, not to undertake such determination, or does not otherwise advise Spinco of its intention to undertake such determination within 20 Business Days of the receipt of such request, Spinco shall be permitted to undertake such determination at its own cost and expense and shall notify Parent of its determination, which determination shall not be binding upon Parent. Parent shall provide reasonably timely updates of the allocation of Tax Attributes as it finalizes its Tax Returns and as adjustments, if any, are subsequently made to such Tax Returns.

Section 3. Allocation of Tax Liabilities.

Section 3.01 General Rule.

(a) Parent Liability. Parent shall be liable for, and shall indemnify and hold harmless the Spinco Group, from and against any liability for, Taxes, which are allocated to Parent under this Section 3.

(b) Spinco Liability. Spinco shall be liable for, and shall indemnify and hold harmless the Parent Group from and against any liability for, Taxes which are allocated to Spinco under this Section 3.

Section 3.02 Allocation of Taxes. Except as provided in Sections 3.04 and 3.05, Taxes shall be allocated as follows:

(a) Allocation of Taxes Relating to Joint Returns.

(i) Allocation to Spinco. Spinco shall be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Taxes as a result of a Final Determination) which Taxes are attributable to the LDC Business, as determined pursuant to Section 3.03.

(ii) Allocation to Parent. Parent shall be responsible for any and all Taxes due with respect to or required to be reported on any Joint Return (including any increase in such Taxes as a result of a Final Determination) other than those Taxes described in Section 3.02(a)(i).

(b) Allocation of Taxes Relating to Separate Returns.

(i) Allocation to Spinco. Spinco shall be responsible for any and all Taxes due with respect to or required to be reported on any Spinco Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.

(ii) Allocation to Parent. Parent shall be responsible for any and all Taxes due with respect to or required to be reported on any Parent Separate Return (including any increase in such Taxes as a result of a Final Determination) for all Tax Periods.

Section 3.03 Determination of Taxes Attributable to the LDC Business.

(a) United States Federal Income Tax. For purposes of Section 3.02(a), the amount of Federal Income Taxes and State Income Taxes attributable to the LDC Business for each Pre-Distribution Period shall be as determined by Parent on a Pro Forma Spinco Group Consolidated Return prepared:

(i) in a manner consistent with the past practices and general accounting policies of Parent for purposes of preparing its financial statements (including, without limitation, those filed as part of Securities and Exchange Commission Form 10-K or Federal Energy Regulatory Commission Form 2);

(ii) allocating interest expense between the Parent Group, on the one hand, and the Spinco Group, on the other hand, based on the intercompany accounts established between Parent and the LDC Business;

(iii) allocating other shared expenses between the Parent Group, on the one hand, and the Spinco Group, on the other hand, in accordance with the “Distrigas” method;

(iv) including the results from operations arising from the LDC Business and the LDC Assets during such period without regard to whether such operations and assets were operated and owned by a member of the Parent Group or the Spinco Group;

(v) assuming that the members of the Spinco Group were not included in the Parent Affiliated Group (or any analogous group under applicable State Income Tax Law);

(vi) including only Tax Items attributable to the LDC Business and LDC Assets or the members of the Spinco Group that were actually included in the relevant Parent Federal Consolidated Income Tax Return and/or any relevant Parent State Consolidated Income Tax Return;

(vii) except as provided in Section 3.03(a)(ix) hereof, using all elections, accounting methods and conventions used on the Parent Federal Consolidated Income Tax Return and/or any relevant Parent State Consolidated Income Tax Return, in each case for the relevant Tax Period;

(viii) applying a blended Tax rate for Federal Income Taxes and State Income Taxes for the relevant Tax Period, calculated in a manner consistent with the past practices and general accounting policies of Parent for purposes of preparing its financial statements, as reasonably determined by Parent (the “Blended Income Tax Rate”); and

(ix) assuming that the Spinco Group elects not to carry forward or carry back any net operating losses.

(b) Other Taxes. The amount of Taxes, other than Federal Income Taxes and State Income Taxes, attributable to the LDC Business shall be determined by Parent in a manner consistent with the principles set forth in Section 3.03(a).

Section 3.04 Spinco Liability. Spinco shall, and shall cause the other members of the Spinco Group to indemnify, defend and hold harmless the Parent Indemnitees from and against any liability for:

(a) any Tax resulting from a breach by Spinco of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(b) any Tax-Related Losses for which Spinco is responsible pursuant to Section 6.04 of this Agreement.

Section 3.05 Parent Liability. Parent shall, and shall cause the other members of the Parent Group to indemnify, defend and hold harmless the Spinco Indemnitees from and against any liability for:

(a) any Separation Tax;

(b) any Tax resulting from a breach by Parent of any covenant in this Agreement, the Separation Agreement or any Ancillary Agreement; and

(c) any Tax-Related Losses for which Parent is responsible pursuant to Section 6.04 of this Agreement.

Section 4. Tax Payments.

Section 4.01 Payment of Taxes With Respect to Certain Joint Returns. In the case of any Joint Return:

(a) Computation and Payment of Tax Due. At least three Business Days prior to any Payment Date for any such Tax Return, Parent shall compute the amount of Tax required to be paid to the applicable Tax Authority with respect to such Tax Return on such Payment Date. Parent shall pay such amount to such Tax Authority on or before such Payment Date.

(b) Payments for Prior Tax Periods. The Parties acknowledge and agree that Spinco, as of the date hereof, has either (A) been deemed to pay Parent the amount listed as a “current tax liability” on the LDC Business Accounting Books with respect to Taxes allocable to the Spinco Group, to the extent such amount is treated as a liability on such LDC Business Accounting Books, or (B) been deemed to have received from Parent the amount listed as a “current tax liability” on the LDC Business Accounting Books with respect to net losses allocable to the Spinco Group, to the extent such amount is treated as a receivable on such LDC Accounting Books, in each case, with respect to both the Pre-Distribution Period ending on December 31, 2013 and the Pre-Distribution Period ending on the Distribution Date (each a “Relevant Period”). For purposes of separately determining the amounts deemed paid by Spinco to Parent or Parent to Spinco, as applicable, with respect to each Relevant Period, the Parties shall refer to the schedules and workpapers supporting the LDC Business Accounting Books, as determined by Parent.

(c) Computation and Payment of Liability With Respect To Tax Due. Within 90 Business Days following the earlier of the due date (including extensions) for filing the last Joint Return for each Relevant Period (excluding any Joint Return with respect to payment of estimated Taxes) or the date on which such last Joint Return for each Relevant Period is filed:

(i) Spinco shall pay to Parent an amount equal to (A) the excess, if any, of (i) the amount of Taxes allocable to the Spinco Group, in the aggregate, with respect to all such Joint Returns for the Relevant Period under the provisions of Section 3 as finally determined over (ii) the amount of Taxes Spinco was deemed to have paid to Parent for the Relevant Period pursuant to Section 4.01(b) with respect to all such Joint Returns for the Relevant Period, and (B) the excess, if any, of (i) the amount Spinco was deemed to have received from Parent attributable to net losses for the Relevant Period pursuant to Section 4.01(b) with respect to all such Joint Returns for the Relevant Period over (ii) the payment attributable to net losses allocable to the Spinco Group, in the aggregate, with respect to all such Joint Returns for the Relevant Period under the provisions of Section 5.02 as finally determined.

(ii) Parent shall pay to Spinco an amount equal to (A) the excess, if any, of (i) the amount of Taxes Spinco was deemed to have paid to Parent for the Relevant Period pursuant to Section 4.01(b) with respect to all such Joint Returns for the Relevant Period, over (ii) the amount of Taxes allocable to the Spinco Group, in the aggregate, with respect to all such Joint Returns under the provisions of Section 3 as finally determined and (B) the excess, if any, of (i) the payment attributable to net losses allocable to the Spinco Group, in the aggregate, with respect to all such Joint Returns for the Relevant Period under the provisions of Section 5.02 as finally determined over (ii) the amount Spinco was deemed to have received from Parent attributable to net losses for the relevant Period pursuant to Section 4.01(b) with respect to all such Joint Returns for the Relevant Period.

Any payments required under this Section 4.01(c) shall include interest computed at the Prime Rate plus 2% per annum on the amount of the payment based on the number of days from the earlier of (i) the due date of the last Joint Return for each Relevant Period (including extensions) and (ii) the date on which such last Joint Return is filed, to the date of payment.

(d) Adjustments Resulting in Underpayments. In the case of any adjustment pursuant to a Final Determination with respect to any such Joint Return, Parent shall pay to the applicable Tax Authority when due any additional Tax due with respect to such Joint Return required to be paid as a result of such adjustment pursuant to a Final Determination. Parent shall compute the amount attributable to the Spinco Group in accordance with Section 3 (with respect to an increase in Taxes allocable to the Spinco Group) and Section 5.02 (with respect to a decrease in net losses of the Spinco Group), and Spinco shall pay such amount to Parent within 20 Business Days from the later of (i) the date the additional Tax was paid by Parent or (ii) the date of receipt of a written notice and demand from Parent for payment of the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. Any payments required under this Section 4.01(d) shall include interest computed at the Prime Rate plus 2% per annum based on the number of days from the date the additional Tax was paid by Parent to the date of the payment under this Section 4.01(d).

Section 4.02 Payment of Separate Party Taxes. Each Party shall pay, or shall cause to be paid, to the applicable Tax Authority when due all Taxes owed by such Party or a member of such Party’s Group with respect to a Separate Return.

Section 4.03 Indemnification Payments.

(a) If any Party (the “Payor”) is required under applicable Tax Law to pay to a Tax Authority a Tax that another Party (the “Required Party”) is liable for under this Agreement, the Required Party shall reimburse the Payor within 20 Business Days of delivery by the Payor to the Required Party of an invoice for the amount due, accompanied by evidence of payment and a statement detailing the Taxes paid and describing in reasonable detail the particulars relating thereto. The reimbursement shall include interest on the Tax payment computed at the Prime Rate plus 2% per annum based on the number of days from the date of the payment to the Tax Authority to the date of reimbursement under this Section 4.03.

(b) All indemnification payments under this Agreement shall be made by Parent directly to Spinco and by Spinco directly to Parent; provided, however, that if the Parties mutually agree with respect to any such indemnification payment, any member of the Parent

Group, on the one hand, may make such indemnification payment to any member of the Spinco Group, on the other hand, and vice versa. All indemnification payments shall be treated in the manner described in Section 12.

Section 5. Tax Refunds and Tax Benefits.

Section 5.01 Tax Refunds. Parent shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Parent is liable hereunder, Spinco shall be entitled to any refund (and any interest thereon received from the applicable Tax Authority) of Taxes for which Spinco is liable hereunder, in each case, as determined by Parent in accordance with Section 3, and a Party receiving a refund to which another Party is entitled hereunder shall pay over such refund to such other Party within 20 Business Days after such refund is received (together with interest computed at the Prime Rate plus 2% per annum based on the number of days from the date the refund was received to the date the refund was paid over).

Section 5.02 Tax Benefits. Without duplication of any amounts paid or payable by Parent to Spinco pursuant to Section 4.01 and Section 5.01, (i) if the Pro Forma Spinco Group Consolidated Return prepared pursuant to Section 3 with respect to a Relevant Period shows a net loss, or (ii) if a Final Determination results in the creation of or an increase in a net loss shown on any Pro Forma Spinco Group Consolidated Return prepared pursuant to Section 3 with respect to any Pre-Distribution Period, then, in each case, Parent shall pay to Spinco an amount equal to the product of (x) any such losses or increase in losses (such losses to be taken into account only to the extent that no member of the Spinco Group is allocated such net losses or any related Tax Attributes that could be utilized in a Post-Distribution Period) and (y) the Blended Income Tax rate in effect for such Tax Period. In the case of clause (ii) of this Section 5.02, any amounts shall be paid within 20 Business Days of such Final Determination (together with interest computed at the Prime Rate plus 2% per annum based on the number of days from the date of the Final Determination to the date such amount was paid over).

Section 6. Tax-Free Status.

Section 6.01 Restrictions on Spinco.

(a) Spinco agrees that it will not take or fail to take, or permit any Spinco Affiliate, as the case may be, to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings. Spinco agrees that it will not take or fail to take, or permit any Spinco Affiliate, as the case may be, to take or fail to take, any action which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Separation and the Distribution.

(b) Spinco agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, it will (i) maintain its status as a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (ii) not engage in any transaction that would result in it ceasing to be a company engaged in the Active Trade or Business for purposes of Section 355(b)(2) of the Code, (iii) cause each Spinco Affiliate whose Active Trade or Business is relied upon in the Tax Opinions/Rulings for purposes of qualifying a transaction as tax-free pursuant to Section 355 of the Code or other Tax Law, if any, to maintain its status as a company engaged in such Active Trade or Business for purposes of Section 355(b)(2) of the Code and any such other applicable Tax Law, (iv) not engage in any transaction or permit a Spinco Affiliate to engage in any transaction that would result in a Spinco Affiliate described in clause (iii) hereof, if any, ceasing to be a company engaged in the relevant Active Trade or Business for purposes of Section 355(b)(2) or such other applicable Tax Law, taking into account Section 355(b)(3) of the Code for purposes of clauses (i) through (iv) hereof, and (v) not dispose of or permit a Spinco Affiliate to dispose of, directly or indirectly, any interest in a Spinco Affiliate described in clause (iii) hereof, if any, or permit any such Spinco Affiliate, if any, to make or revoke any election under Treasury Regulation Section 301.7701-3.

(c) Spinco agrees that, from the date hereof until the first Business Day after the two-year anniversary of the Distribution Date, it will not and will not permit any Spinco Affiliate described in clause (iii) of Section 6.01(b), if any, to (i) enter into any Proposed Acquisition Transaction or, to the extent Spinco has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur (whether by (a) redeeming rights under a shareholder rights plan, (b) finding a tender offer to be a “permitted offer” under any such plan or otherwise causing any such plan to be inapplicable or neutralized with respect to any Proposed Acquisition Transaction, (c) approving any Proposed Acquisition Transaction, whether for purposes of any corporate statute similar to Section 203 of the Delaware General Corporation Law, any “fair price” or other provision of Spinco’s charter or bylaws, (d) amending its certificate of incorporation to declassify its Board of Directors or approving any such amendment, or otherwise), (ii) merge or consolidate with any other Person or liquidate or partially liquidate, (iii) in a single transaction or series of transactions sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the LDC Assets or sell or transfer 25% or more of the gross assets of any Active Trade or Business or 25% or more of the consolidated gross assets of Spinco and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date), (iv) redeem or otherwise repurchase (directly or through a Spinco Affiliate) any Spinco Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48), (v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Spinco Capital Stock (including, without limitation, through the conversion of one class of Spinco Capital Stock into another class of Spinco Capital Stock) or (vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more Persons (whether or not acting in concert) to acquire directly or indirectly Spinco Capital Stock representing a Fifty-Percent or Greater Interest in Spinco or otherwise jeopardize the Tax-Free Status of the Separation and the Distribution, unless prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Spinco shall have requested that Parent obtain a Ruling in accordance with Section 6.03(b) and (d) of this Agreement to the effect that such transaction will not affect the Tax-Free Status of the Separation and the Distribution, and Parent shall have received such a Ruling in form and substance satisfactory to Parent in its sole and absolute discretion, or (B) Spinco shall provide Parent with an Unqualified Tax Opinion in form and substance satisfactory to Parent in its sole and absolute discretion (and in determining whether an opinion is satisfactory, Parent may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion and Parent may determine that no opinion would be acceptable to Parent) or (C) Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(d) Certain Issuances of Spinco Capital Stock. If Spinco proposes to enter into any Section 6.01(d) Acquisition Transaction or, to the extent Spinco has the right to prohibit any Section 6.01(d) Acquisition Transaction, proposes to permit any Section 6.01(d) Acquisition Transaction to occur, in each case, during the period from the date hereof until the first Business Day after the two-year anniversary of the final Distribution Date, Spinco shall provide Parent, no later than ten Business Days following the signing of any written agreement with respect to the Section 6.01(d) Acquisition Transaction, with a written description of such transaction (including the type and amount of Spinco Capital Stock to be issued in such transaction) and a certificate of the Board of Directors of Spinco to the effect that the Section 6.01(d) Acquisition Transaction is not a Proposed Acquisition Transaction or any other transaction to which the requirements of Section 6.01(c) apply (a “Board Certificate”).

(e) Spinco Internal Restructuring. Spinco shall provide written notice to Parent describing any internal restructuring (including by making or revoking any election under Treasury Regulation Section 301.7701-3) involving a member of the Spinco Group or any of the LDC Assets apart from sales in the ordinary course of business proposed to be taken during or with respect to any Post-Distribution Period ending on or prior to the two-year anniversary of the Distribution Date, and shall consult with Parent regarding any such proposed actions reasonably in advance of taking any such proposed actions and shall consider in good faith any comments from Parent relating thereto.

Section 6.02 Restrictions on Parent. Parent agrees that it will not take or fail to take, or permit any Parent Affiliate, as the case may be, to take or fail to take, any action (i) where such action or failure to act would be inconsistent with or cause to be untrue any statement, information, covenant or representation in any Representation Letters or Tax Opinions/Rulings, or (ii) which adversely affects or could reasonably be expected to adversely affect the Tax-Free Status of the Separation and the Distribution; provided, however, that this Section 6.02 shall not be construed as obligating Parent to consummate the Distribution, nor shall it be construed as preventing Parent from terminating the Separation Agreement pursuant to Section 11.11 thereof or from terminating this Agreement pursuant to Section 16.15 hereof.

Section 6.03 Procedures Regarding Opinions and Rulings

(a) If Spinco notifies Parent that it desires to take one of the actions described in clauses (i) through (vi) of Section 6.01(c) (a “Notified Action”), Parent and Spinco shall, subject to Section 6.03(b), reasonably cooperate to attempt to obtain the Ruling or Unqualified Tax Opinion referred to in Section 6.01(c), unless Parent shall have waived the requirement to obtain such Ruling or Unqualified Tax Opinion.

(b) Rulings or Unqualified Tax Opinions at Spinco’s Request. Parent agrees that at the reasonable request of Spinco pursuant to Section 6.01(c), Parent shall cooperate with Spinco and use its reasonable best efforts to seek to obtain, as expeditiously as possible, a Ruling from the IRS or an Unqualified Tax Opinion for the purpose of permitting Spinco to take the Notified Action; provided that, notwithstanding anything to the contrary herein, Parent shall not be required to seek a Ruling from the IRS if it reasonably determines that it is unlikely to obtain such a Ruling or that seeking such a Ruling could result in adverse Tax consequences to Parent. Further, in no event shall Parent be required to file any Ruling Request under this Section 6.03(b) unless Spinco represents that (A) it has read the Ruling Request, and (B) all information and representations, if any, relating to any member of the Spinco Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Spinco shall reimburse Parent for all reasonable costs and expenses, including expenses relating to the utilization of Parent personnel, incurred by the Parent Group in obtaining a Ruling or Unqualified Tax Opinion requested by Spinco within ten Business Days after receiving an invoice from Parent therefor.

(c) Rulings or Unqualified Tax Opinions at Parent’s Request. Parent shall have the right to obtain a Ruling or an Unqualified Tax Opinion at any time in its sole and absolute discretion. If Parent determines to obtain a Ruling or an Unqualified Tax Opinion, Spinco shall (and shall cause each Affiliate of Spinco to) cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Ruling or Unqualified Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor; provided that Spinco shall not be required to make (or cause any Affiliate of Spinco to make) any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control). Parent shall reimburse Spinco for all reasonable costs and expenses, including expenses relating to the utilization of Spinco personnel, incurred by the Spinco Group in connection with such cooperation within ten Business Days after receiving an invoice from Spinco therefor.

(d) Spinco hereby agrees that Parent shall have sole and exclusive control over the process of obtaining any Ruling, and that only Parent shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 6.03(b), (A) Parent shall keep Spinco informed in a timely manner of all material actions taken or proposed to be taken by Parent in connection therewith; (B) Parent shall (1) reasonably in advance of the submission of any Ruling Request documents provide Spinco with a draft copy thereof, (2) reasonably consider Spinco’s comments on such draft copy, and (3) provide Spinco with a final copy; and (C) Parent shall provide Spinco with notice reasonably in advance of, and Spinco shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Spinco nor any Spinco Affiliate directly or indirectly controlled by Spinco shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the Separation or the Distribution (including the impact of any transaction on the Separation or the Distribution).

Section 6.04 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary (and in each case regardless of whether a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(c) may have been provided), Spinco shall be responsible for, and shall indemnify and hold harmless the Parent Indemnitees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (A) the acquisition (other than pursuant to the Separation or the Distribution) of all or a portion of Spinco’s Capital Stock and/or its or its subsidiaries’ assets by any means whatsoever by any Person, (B) any negotiations, understandings, agreements or arrangements by Spinco with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly Spinco Capital Stock representing a Fifty-Percent or Greater Interest therein, (C) any action or failure to act by Spinco after the Distribution (including, without limitation, any amendment to Spinco’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Spinco Capital Stock (including, without limitation, through the conversion of one class of Spinco Capital Stock into another class of Spinco Capital Stock), (D) any act or failure to act by Spinco or any Spinco Affiliate described in Section 6.01 (regardless of whether such act or failure to act may be covered by a Ruling, Unqualified Tax Opinion or waiver described in clause (A), (B) or (C) of Section 6.01(c), a Board Certificate described in Section 6.01(d), or a consent described in Section 6.01(e)) or (E) any breach by Spinco of its agreement and representation set forth in Section 6.01(a) – 6.01(e).

(b) Notwithstanding anything in this Agreement or the Separation Agreement to the contrary, Parent shall be responsible for, and shall indemnify and hold harmless the Spinco Indemnitees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (A) the acquisition (other than pursuant to the Separation or the Distribution) of all or a portion of Parent’s stock and/or its assets by any means whatsoever by any Person, (B) any negotiations, agreements or arrangements by Parent with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Parent representing a Fifty-Percent or Greater Interest therein, (C) any act or failure to act by Parent or a member of the Parent Group described in Section 6.02 or any breach by Parent of its agreement and representation set forth in Section 6.02.

(c) For purposes of calculating the amount and timing of any Tax-Related Loss for which Spinco is responsible under this Section 6.04, Tax-Related Losses shall be calculated by assuming that Parent, the Parent Affiliated Group and each member of the Parent Group (I) pay Tax at the highest marginal corporate Tax rates in effect in each relevant taxable year and (II) have no Tax Attributes in any relevant taxable year.

(d) Spinco shall pay Parent the amount of any Tax-Related Losses for which Spinco is responsible under this Section 6.04: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date Parent pays such Tax-Related Losses, and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date Parent pays such Tax-Related Losses. Parent shall pay Spinco the amount of any Tax-Related Losses for which Parent is responsible under this Section 6.04: (A) in the case of Tax-Related Losses described in clause (i) of the definition of Tax-Related Losses no later than two Business Days prior to the date Spinco pays such Tax-Related Losses, and (B) in the case of Tax-Related Losses described in clause (ii) or (iii) of the definition of Tax-Related Losses, no later than two Business Days after the date Spinco pays such Tax-Related Losses.

Section 7. Assistance and Cooperation.

Section 7.01 Assistance and Cooperation.

(a) The Parties shall cooperate (and cause their respective Affiliates to cooperate) with each other and with each other’s agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Parties and their Affiliates including (i) preparation and filing of Tax Returns, (ii) determining the liability for and amount of any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes, (iii) examinations of Tax Returns, and (iv) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Such cooperation shall include making all information and documents in their possession relating to the other Party and its Affiliates available to such other Party as provided in Section 8. Each of the Parties shall also make available to the other, as reasonably requested and available, personnel (including officers, directors, employees and agents of the Parties or their respective Affiliates) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceedings relating to Taxes. Spinco shall cooperate with Parent and take any and all actions reasonably requested by Parent in connection with obtaining the Tax Opinions/Rulings (including, without limitation, by making any new representation or covenant, confirming any previously made representation or covenant or providing any materials or information requested by any Tax Advisor or Tax Authority; provided that Spinco shall not be required to make or confirm any representation or covenant that is inconsistent with historical facts or as to future matters or events over which it has no control).

(b) Any information or documents provided under this Section 7 or Section 8 shall be kept confidential by the Party receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax Returns or in connection with any administrative or judicial proceedings relating to Taxes. Notwithstanding any other provision of this Agreement or any other agreement, (i) neither Parent nor any Parent Affiliate shall be required to provide Spinco or any Spinco Affiliate or any other Person access to or copies of any information, documents or procedures (including the proceedings of any Tax Contest) other than information, documents or procedures that relate to Spinco, the business or assets of Spinco or any Spinco Affiliate and (ii) in no event shall Parent or any Parent Affiliate be required to provide Spinco, any Spinco Affiliate or any other Person access to or copies of any information or documents if such action could reasonably be expected to result in the waiver of any Privilege. In addition, in the event that Parent determines that the provision of any information or documents to Spinco or any Spinco Affiliate could be commercially detrimental, violate any law or agreement or waive any Privilege, the Parties shall use reasonable best efforts to permit compliance with its obligations under this Section 7 in a manner that avoids any such harm or consequence.

Section 7.02 Tax Return Information. Spinco and Parent acknowledge that time is of the essence in relation to any request for information, assistance or cooperation made by Parent or Spinco pursuant to Section 7.01 or this Section 7.02. Spinco and Parent acknowledge that failure to conform to the reasonable deadlines set by Parent or Spinco could cause irreparable harm. Each Party shall provide to the other Party information and documents relating to its Group required by the other Party to prepare Tax Returns, including, but not limited to, any Pro Forma Spinco Group Consolidated Return prepared by Parent for purposes of preparing Joint Returns. Any information or documents the Responsible Party requires to prepare such Tax Returns shall be provided in such form as the Responsible Party reasonably requests and at or prior to the time reasonably specified by the Responsible Party so as to enable the Responsible Party to file such Tax Returns on a timely basis.

Section 7.03 Reliance by Parent. If any member of the Spinco Group supplies information to a member of the Parent Group in connection with a Tax liability and an officer of a member of the Parent Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Parent Group identifying the information being so relied upon, the chief financial officer of Spinco (or any officer of Spinco as designated by the chief financial officer of Spinco) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 7.04 Reliance by Spinco. If any member of the Parent Group supplies information to a member of the Spinco Group in connection with a Tax liability and an officer of a member of the Spinco Group signs a statement or other document under penalties of perjury in reliance upon the accuracy of such information, then upon the written request of such member of the Spinco Group identifying the information being so relied upon, the chief financial officer of Parent (or any officer of Parent as designated by the chief financial officer of Parent) shall certify in writing that to his or her knowledge (based upon consultation with appropriate employees) the information so supplied is accurate and complete.

Section 8. Tax Records.

Section 8.01 Tax Records. Each Party shall preserve and keep, and shall cause their respective Affiliates to preserve and keep, all Tax Records that are in their possession, and that could affect the liability of any member of the other Group for Taxes, for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but, in any event, until the later of (i) the expiration of any applicable statutes of limitations, or (ii) seven years after the Distribution Date (such later date, the “Retention Date”). After the Retention Date, each Party may, and may allow its respective Affiliates to, dispose of such Tax Records upon 60 Business Days’ prior written notice to the other Party. If, prior to the Retention Date, (a) a Party reasonably determines that any Tax Records which it, or any of its Affiliates, would otherwise be required to preserve and keep under this Section 8.01 are no longer material in the administration of any matter under the Code or other applicable Tax Law and the other Party agrees, then such first Party, or the applicable Affiliate, may dispose of such Tax Records upon 60 Business Days’ prior notice to the other Party. Any notice of an intent to dispose given pursuant to this Section 8.01 shall include a list of the Tax Records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified Party shall have the opportunity, at its cost and expense, to copy or remove, within such 60 Business Day period, all or any part of such Tax Records. If, at any time prior to the Retention Date, Spinco determines to decommission or otherwise discontinue any computer program or information technology system used to access or store any Tax Records, then Spinco may decommission or discontinue such program or system upon 90 days’ prior notice to Parent and Parent shall have the opportunity, at its cost and expense, to copy, within such 60 Business Day period, all or any part of the underlying data relating to the Tax Records accessed by or stored on such program or system.

Section 8.02 Access to Tax Records. The Parties and their respective Affiliates shall make available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records (and, for the avoidance of doubt, any pertinent underlying data accessed or stored on any computer program or information technology system) in their possession and shall permit the other Party and its Affiliates, authorized agents and representatives and any representative of a Tax Authority or other Tax auditor direct access, at the cost and expense of such other Party, during normal business hours upon reasonable notice to any computer program or information technology system used to access or store any Tax Records, in each case to the extent reasonably required by the other Party in connection with the preparation of Tax Returns or financial accounting statements, audits, litigation, or the resolution of items under this Agreement.

Section 8.03 Preservation of Privilege. No member of the Spinco Group shall provide access to, copies of, or otherwise disclose to any Person any documentation relating to Taxes existing prior to the Distribution Date to which Privilege may reasonably be asserted without the prior written consent of Parent, such consent not to be unreasonably withheld.

Section 9. Tax Contests.

Section 9.01 Notice. Each of the Parties shall provide prompt notice to the other Party of any written communication from a Tax Authority regarding any pending Tax Contest of which it becomes aware related to Taxes for Tax Periods for which it may be indemnified by the other Party hereunder or for which it may be required to indemnify the other Party hereunder. Such notice shall attach copies of the pertinent portion of any written communication from a Tax Authority and contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability and the indemnifying Party is entitled under this Agreement to contest the asserted Tax liability, then (i) if the indemnifying Party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying Party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a material monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 9.02 Control of Tax Contests.

(a) Separate Returns. In the case of any Tax Contest with respect to any Separate Return, the Party having liability for the Tax pursuant to Section 3 hereof shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(b) Joint Returns. In the case of any Tax Contest with respect to any Joint Return, Parent shall have exclusive control over the Tax Contest, including exclusive authority with respect to any settlement of such Tax liability, subject to Sections 9.02(c) and (d) below.

(c) Settlement Rights. The Controlling Party shall have the sole right to contest, litigate, compromise and settle any Tax Contest without obtaining the prior consent of the Non-Controlling Party. Unless waived by the Parties in writing, in connection with any potential adjustment in a Tax Contest as a result of which adjustment the Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement: (i) the Controlling Party shall keep the Non-Controlling Party informed in a timely manner of all actions taken or proposed to be taken by the Controlling Party with respect to such potential adjustment in such Tax Contest; (ii) the Controlling Party shall timely provide the Non-Controlling Party copies of any written materials relating to such potential adjustment in such Tax Contest received from any Tax Authority; (iii) the Controlling Party shall timely provide the Non-Controlling Party with copies of any correspondence or filings submitted to any Tax Authority or judicial authority in connection with such potential adjustment in such Tax Contest; (iv) the Controlling Party shall consult with the Non-Controlling Party and offer the Non-Controlling Party a reasonable opportunity to comment before submitting any written materials prepared or furnished in connection with such potential adjustment in such Tax Contest; and (v) the Controlling Party shall defend such Tax Contest diligently and in good faith. The failure of the Controlling Party to take any action specified in the preceding sentence with respect to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party. In the case of any Tax Contest described in Section 9.02(a) or (b), “Controlling Party” means the Party entitled to control the Tax Contest under such Section and “Non-Controlling Party” means the other Party.

(d) Tax Contest Participation. Unless waived by the Parties in writing, the Controlling Party shall provide the Non-Controlling Party with written notice reasonably in advance of, and the Non-Controlling Party shall have the right to attend, any formally scheduled meetings with Tax Authorities or hearings or proceedings before any judicial authorities in connection with any potential adjustment in a Tax Contest pursuant to which the

Non-Controlling Party may reasonably be expected to become liable to make any indemnification payment to the Controlling Party under this Agreement. The failure of the Controlling Party to provide any notice specified in this Section 9.02(d) to the Non-Controlling Party shall not relieve the Non-Controlling Party of any liability and/or obligation which it may have to the Controlling Party under this Agreement except to the extent that the Non-Controlling Party was actually harmed by such failure, and in no event shall such failure relieve the Non-Controlling Party from any other liability or obligation which it may have to the Controlling Party.

(e) Power of Attorney. Each member of the Spinco Group shall execute and deliver to Parent (or such member of the Parent Group as Parent shall designate) any power of attorney or other similar document reasonably requested by Parent (or such designee) in connection with any Tax Contest (as to which Parent is the Controlling Party) described in this Section 9. Each member of the Parent Group shall execute and deliver to Spinco (or such member of the Spinco Group as Spinco shall designate) any power of attorney or other similar document requested by Spinco (or such designee) in connection with any Tax Contest (as to which Spinco is the Controlling Party) described in this Section 9.

Section 10. Effective Date. This Agreement shall be effective as of the date hereof (the “Effective Date”).

Section 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

Section 12. Treatment of Payments. In the absence of any change in Tax treatment under the Code or except as otherwise required by other applicable Tax Law, any Tax indemnity payments made by a Party under this Agreement shall be reported for Tax purposes by the Payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Distribution (but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Section 1552 of the Code or the regulations thereunder or Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws)) or as payments of an assumed or retained liability. Any Tax indemnity payment made by a Party under this Agreement shall be increased as necessary so that after making all payments in respect of Taxes imposed on or attributable to such indemnity payment, the recipient Party receives an amount equal to the sum it would have received had no such Taxes been imposed; provided that a payment of interest shall be treated as reasonably determined by Parent.

Section 13. Disagreements.

Section 13.01 Discussion. The Parties will use commercially reasonable efforts, and they will cause their respective Group members to use commercially reasonable efforts, to resolve in an amicable manner all disagreements and misunderstandings connected with their respective rights and obligations under this Agreement, including any amendments hereto. In furtherance thereof, in the event of any dispute or disagreement (a “Dispute”) between any member of the Parent Group and any member of the Spinco Group as to the interpretation of any provision of this Agreement or the performance of obligations hereunder, the Tax departments of the Parties shall negotiate in good faith to resolve the Dispute. If such good faith negotiations do not resolve the Dispute, then the matter, upon written request of either Party, will be referred to the Persons at each Party holding the title of General Counsel (or such other chief legal officer at such Party) for resolution. If such Dispute is not resolved within ninety (90) Business Days following the date on which the General Counsel (or such other chief legal officer at such Party) receive notification, the Parties to such Dispute shall each separately retain an independent, nationally recognized law or accounting firm (each, a “Preliminary Tax Advisor” and, together, the “Preliminary Tax Advisors”), which Preliminary Tax Advisors shall jointly select a Tax Advisor on behalf of the Parties to the Dispute to act as an arbitrator in order to resolve the Dispute. The Tax Advisor may, in its discretion, obtain the services of any third-party appraiser, accounting firm or consultant that the Tax Advisor deems necessary to assist it in resolving such disagreement. The Tax Advisor shall furnish written notice to the Parties of its resolution of any such Dispute as soon as practical, but in any event no later than 60 Business Days after its acceptance of the matter for resolution. Any such resolution by the Tax Advisor will be conclusive and binding on the Parties. Following receipt of the Tax Advisor’s written notice to the Parties of its resolution of the Dispute, the Parties shall each take or cause to be taken any action necessary to implement such resolution of the Tax Advisor. All fees and expenses of the Preliminary Tax Advisor shall be borne by the Party that engaged such advisor and all of the fees and expenses of the Tax Advisor shall be shared equally by each of the Parties to the Dispute.

Section 13.02 Injunctive Relief. Nothing in this Section 13 will prevent either Party from seeking injunctive relief if any delay resulting from the efforts to resolve the Dispute through the process set forth above could result in serious and irreparable injury to either Party. Notwithstanding anything to the contrary in this Agreement, Parent and Spinco are the only members of their respective Groups entitled to commence a dispute resolution procedure under this Agreement, and each of Parent and Spinco will cause its respective Group members not to commence any dispute resolution procedure other than through such Party as provided in this Section 13.

Section 14. Late Payments. Any amount owed by one Party to another Party under this Agreement which is not paid when due shall bear interest at the Prime Rate plus 2% per annum from the due date of the payment to the date paid.

Section 15. Expenses. Except as otherwise provided in this Agreement, each Party and its Affiliates shall bear their own expenses incurred in connection with preparation of Tax Returns, Tax Contests, and other matters related to Taxes under the provisions of this Agreement.

Section 16. General Provisions.

Section 16.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt unless the day of receipt is not a Business Day, in which case it shall be deemed to have been given on the next Business Day) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Party at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 16.01):

To Parent:

ONEOK, Inc.

100 West Fifth Street

Tulsa, OK 74103

Attn: General Counsel

Facsimile: [                    ]

To Spinco:

ONE Gas, Inc.

15 E. 5th Street

Tulsa, OK 74103

Attn: General Counsel

Facsimile: [                    ]

Section 16.02 Waivers and Consents. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof. Any consent required or permitted to be given by any Party to the other Party under this Agreement shall be in writing and signed by the Party giving such Consent.

Section 16.03 Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, and the Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 16.04 Authorization. Each of the Parties hereby represents and warrants that it has the power and authority to execute, deliver and perform this Agreement, that this Agreement has been duly authorized by all necessary corporate action on the part of such Party, that this Agreement constitutes a legal, valid and binding obligation of each such Party and that the execution, delivery and performance of this Agreement by such Party does not contravene or conflict with any provision of Law or of its charter or bylaws or any material agreement, instrument or order binding on such Party.

Section 16.05 Further Action. Each Party shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other Party and its Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax Contests (or portions thereof) under the control of such other Party in accordance with Section 9 hereof.

Section 16.06 Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, courses of dealing and writings with respect to such subject matter. All such other agreements shall be of no further effect between the

Parties, and any rights or obligations existing thereunder shall be fully and finally settled, calculated as of the date hereof. In the event of any inconsistency between this Agreement and the Separation Agreement or any of the Ancillary Agreements, with respect to the subject matter hereof, the provisions of this Agreement shall control.

Section 16.07 Title and Headings. Titles and headings to Sections are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

Section 16.08 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or Action at law or equity. Unless expressly required in this Agreement, a Party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement.

Section 16.09 Counterparts; Electronic Delivery. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall be considered one and the same agreement, and, except as otherwise expressly provided in Section 10, shall become effective when one or more such counterparts have been signed by each Party and delivered to each Party. Execution and delivery of this Agreement or any other documents pursuant to this Agreement by facsimile or other electronic means shall be deemed to be, and shall have the same legal effect as, execution by an original signature and delivery in person.

Section 16.10 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws, and not the Laws governing conflicts of Laws, of the State of Oklahoma.

Section 16.11 Consent to Jurisdiction. Subject to the provisions of Article IX of the Separation Agreement and Section 13 herein, each of the Parties irrevocably submits to the exclusive jurisdiction of (a) the District Court of the State of Oklahoma for Tulsa County, and (b) the United States District Court for the Northern District of Oklahoma, Tulsa Division (the “Oklahoma Courts”), for the purposes of any suit or Action or other proceeding in accordance with Article IX of the Separation Agreement or Section 13 herein or for provisional relief to prevent irreparable harm, and to the non-exclusive jurisdiction of the Oklahoma Courts for the enforcement of any award issued thereunder. Each of the Parties further agrees that service of any process, summons, notice or document by United States registered mail or receipted courier service to such Party’s respective address set forth in Section 16.01 shall be effective service of process for any Action, suit or proceeding in the Oklahoma Courts with respect to any matters to which it has submitted to jurisdiction in this Section 16.11. Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue of any Action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the Oklahoma Courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such Action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

Section 16.12 Specific Performance. The Parties agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to (i) an injunction or injunctions to enforce specifically the terms and provisions hereof in any Action in accordance with Section 13.02 of this Agreement or Article IX of the Separation Agreement, (ii) provisional or temporary injunctive relief in accordance therewith in any Oklahoma Court, and (iii) enforcement of any such award of an arbitral tribunal or an Oklahoma Court in any court of the United States, or any other any court or tribunal sitting in any state of the United States or in any foreign country that has jurisdiction, this being in addition to any other remedy or relief to which they may be entitled.

Section 16.13 Waiver of Jury Trial. Subject to Article IX of the Separation Agreement and Sections 13, 16.11 and 16.12 herein, each of the Parties hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any court proceeding contemplated by Section 16.11 of this Agreement. Each of the Parties hereby (a) certifies that no representative, agent or attorney of the other Party has represented, expressly or otherwise, that such other Party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it has been induced to enter into this Agreement and the transactions contemplated by this Agreement, as applicable, by, among other things, the mutual waivers and certifications in this Section 16.13.

Section 16.14 Amendments. Subject to the terms of Section 16.15, this Agreement may not be modified or amended except by an agreement in writing signed by each Party.

Section 16.15 Certain Termination and Amendment Rights. This Agreement may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution Date and in the sole discretion of Parent without the approval of Spinco or the stockholders of Parent. In the event of such termination, no Party shall have any liability of any kind to any other Party or any other Person. After the Distribution Date, this Agreement may not be terminated except by an agreement in writing signed by Parent and Spinco.

Section 16.16 Payment Terms.

(a) Except as expressly provided in this Agreement, any amount to be paid or reimbursed by any Party (and/or a member of such Party’s Group), on the one hand, to the other Party (and/or a member of such Party’s Group), on the other hand, under this Agreement shall be paid or reimbursed hereunder within 30 days after presentation of an invoice or a written demand therefore and setting forth, or accompanied by, reasonable documentation or other reasonable explanation supporting such amount.

(b) Except as expressly provided to the contrary in this Agreement, any amount not paid when due pursuant to this Agreement shall bear interest at a rate per annum equal to the then effective Prime Rate plus 2% (or the maximum legal rate, whichever is lower), calculated for the actual number of days elapsed, accrued from the date on which such payment was due up to the date of the actual receipt of payment.

Section 16.17 No Circumvention. The Parties agree not to directly or indirectly take any actions, act in concert with any Person who takes an action, or cause or allow any member of such Party’s Group to take any actions (including the failure to take a reasonable action) such that the resulting effect is to materially undermine the effectiveness of any provisions of this Agreement.

Section 16.18 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party on and after the Effective Date. The Parties acknowledge that certain actions, agreements and obligations that certain of their Affiliates and Subsidiaries may be required to perform in connection with the performance of the Parties’ obligations under this Agreement may require Governmental Approval by Governmental Entities under applicable Law, and therefore agree that performance of such actions, agreements and obligations is subject to the receipt of all such necessary Governmental Approvals, which approvals each Party shall, and shall cause the members of its respective Group to, use its commercially reasonable efforts to obtain.

Section 16.19 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by either Party without the prior written consent of the other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be null and void; provided that a Party may assign this Agreement in connection with a merger transaction in which such Party is not the surviving entity or the sale by such Party of all or substantially all of its assets; provided that the surviving entity of such merger or the transferee of such assets shall agree in writing, reasonably satisfactory to the other Party, to be bound by the terms of this Agreement as if named as a “Party” hereto. In addition, in the event that any third Person or “group” (as such term is used in Section 13(d) and 14(d) of the Exchange Act) acquires, including by way of merger, consolidation or other business combination, fifty percent or more of the consolidated assets or voting equity of either Parent or Spinco, such Party, as applicable, shall take all necessary action so that such third Person or group shall become a guarantor of the obligations of Parent or Spinco, as applicable, under this Agreement.

Section 16.20 Successors and Assigns. Subject to Section 16.19, the provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns (including, but not limited to, any successor of Parent or Spinco succeeding to the Tax Attributes of either under Section 381 of the Code).

Section 16.21 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

ONEOK, INC.

By
Name:
Title:
Date:

ONE GAS, INC.

By
Name:
Title:
Date: